Exhibit 99.2

Viragen Announces Separation of Units

PLANTATION, FLORIDA – November 22, 2006 – Viragen, Inc. (Amex: “VRA”; “VRA.U”) today announced that, commencing at the opening of trading on Tuesday, November 28, 2006, holders of Viragen’s Units may voluntarily separate the Units into their component common stock and warrants. Upon separation, the common stock and warrants comprising the Units may be traded separately from the Units. Unit holders may also elect to continue to hold or trade their Units intact.

Viragen’s common stock trades on the American Stock Exchange (Amex) under the symbol “VRA” and commencing at the opening of trading on November 28, 2006, the warrants will trade on the Amex under the symbol “VRA.WS”.

The Units have traded under the symbol “VRA.U” since October 31, 2006, following the effective date of Viragen’s underwritten public offering, with each Unit consisting of one share of common stock and one warrant to purchase one share of common stock, exercisable at a price of $.31 per share until the warrants’ expiration on October 29, 2011.

About Viragen, Inc.:

With international operations in the U.S., Scotland and Sweden, we are a bio-pharmaceutical company engaged in the research, development, manufacture and commercialization of therapeutic proteins for the treatment of cancers and viral diseases. Our product and product candidate portfolio includes: Multiferon® (multi-subtype, human alpha interferon) uniquely positioned in valuable niche indications, such as high-risk malignant melanoma, other niche cancer indications and selected infectious diseases; VG101, a humanized monoclonal antibody that binds selectively to an antigen over-expressed on Stage IV malignant melanoma tumors; and VG102, a highly novel humanized monoclonal antibody that binds selectively to an antigen that is over-expressed on nearly all solid tumors. We are also pioneering the development of the OVA™ System (Avian Transgenics), with the renowned Roslin Institute, the creators of “Dolly the Sheep”, as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies, by expressing these products in the egg whites of transgenic hens.

For more information, please visit: http://www.Viragen.com

Viragen, Inc. Corporate Contact:

Douglas Calder, Director of Communications

Phone: (954) 233-8746; Fax: (954) 233-1414

E-mail: dcalder@viragen.com

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Viragen, Inc.

865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 – Telephone (954) 233-8746 – Fax (954) 233-1414

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